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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          ROBOTIC VISION SYSTEMS, INC.

     ROBOTIC VISION SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and providing for consideration thereof at the next regularly scheduled meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Corporation's Restated Certificate of Incorporation be amended to increase the number of shares of common stock authorized thereunder from seventy-five million (75,000,000) to one hundred million (100,000,000), subject to ratification by the stockholders at the next regularly scheduled meeting of stockholders; and it was further

     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation be amended to read as follows:

         "FOURTH: the Corporation shall be authorized to issue one hundred million (100,000,000) shares with a par value of one cent $0.01) per share."

     SECOND: That, pursuant to resolutions duly adopted by the Board of Directors of the Corporation, the 2002 annual meeting of the stockholders of the Corporation was duly called and held on the 3rd day of April, 2002 upon notice in accordance with Section 222 of the General
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Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the  State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Pat V. Costa, its President, and John J. Connolly, its Secretary, this 3rd day of April, 2002.

                                            /s/ Pat V. Costa
                                            ------------------------------------
                                            Pat V. Costa, President

ATTEST:


/s/ John J. Connolly
-----------------------------------
John J. Connolly, Secretary